Exhibit 23.2

CONSENT OF

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to the incorporation by reference into this Registration Statement of its report dated February 22, 2012 relating to the December 31, 2011 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in the Annual Report on Form 18-K for the year ended December 31, 2011 of Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria.

Vienna, Austria

Date: September 25, 2012

/S/ MAG. BERNHARD GRUBER
Name: Mag. Bernhard Gruber

/S/ MAG. WOLFGANG HÖLLER
Name: Mag. Wolfgang Höller KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Vienna, Austria